EXHIBIT 10.14

This Agreement constitutes a complete amendment and restatement, and fully supersedes that certain Purchase and Transfer Agreement between the Parties dated April 4, 2018 (the “April SPA”).

Purchase and Transfer Agreement

As Amended and Restated

(“Agreement”)

between

Greenrock Energy GmbH, with its business seat in Heppenheim, Germany, registered in the commercial register of Local Court of Darmstadt under HRB 95263 („Seller”), represented by its managing directors Martin Kofler and Salvatore Cammilleri who are exempted from the restrictions in § 181 BGB

and

Salvatore Cammilleri, as former limited partner, only in respect to the fact that as one of the parties to the April SPA, all parties confirm, acknowledge and agree that the April SPA is hereby terminated and that there are no mutual claims (known or unknown, contingent or uncontingent and irrespective of their legal grounds) of the parties arising out of the April SPA);

and

Power Clouds Inc. with its business seat in One World Trade Center, Suite 8500, New York, New York, 10007, USA, and its subsidiaries (“Buyer”), represented by Vincent Browne under participation of

GREENROCK CONSTRUCTION GMBH with its business seat in Heppenheim (Bergstraße), Germany, registered in the commercial register of Local Court of Darmstadt under HRB 95243 („Former General Partner”), represented by its managing director Martin Kofler who are exempted from the restrictions in § 181 BGB

and

Power Clouds Inc. with its business seat in One World Trade Center, Suite 8500, New York, New York, 10007, USA, and its subsidiaries, („New General Partner”), Vincent Browne has been granted with the right of sole representation and is exempted from the restrictions in § 181 BGB

and

PSM 20 GmbH & Co. KG with its business seat in Heppenheim (Bergstraße), Germany, registered in the commercial register of Local Court of Darmstadt under HRA 85648 (“Company”), represented by GREENROCK CONSTRUCTION GMBH in turn represented by its authorized directing manager Martin Kofler who are exempted from the restrictions in § 181 BGB

– the persons and entities referred to above are hereinafter individually referred to as “Party” and collectively referred to as “Parties” –

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Table of Contents

Preamble		Page
1	Recitals	7
2	Sale and Assignment of the Partner’s Interest	12
3	Purchase Price; Maturity	20
4	Closing; Closing Day	21
5	Warranty of the Seller	24
6	Liability of the Seller	29
7	Indemnifications; Further Obligations of the Parties	34
8	Transition of the Company	42
9	Taxes and Duties; Cooperation in Tax Matters	47
10	Notices; Costs	49
11	Confidentiality	50
12	Final provisions	51

Preamble

Table of Attachments

 Attachment1.2(a)Commercial register excerpt

 Attachment 1.2(b) Former General Partner’s shareholder loan template

Attachment 1.3(a) Usage agreements

Attachment 1.3(b) deleted

Attachment 1.5 EPC contract including attachments

Attachment 1.7 Binding Term Sheet

Attachment 1.7.a Purchase and Transfer Agreement in relation to the sale, transfer and assignment of the Partner´s Interest (Former SPA)

Attachment 1.9 Data room documents

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Attachment 2.5 Escrow agreement template

Attachment 4.2.5 Commercial register application regarding transfer of the limited partner’s interest

Attachment 4.2.6 Deposit agreement template

Attachment 4.4 Closing confirmation

Attachment 5.2.5 Partnership agreement

Attachment 7.3 Shareholders’ resolution

Attachment 7.2.4 Commercial register application regarding re-assignment of the limited partner’s interest

Attachment 7.3(a) Loan agreement

Attachment 1.1(b) Milestones for Buyer’s shareholder loan

Attachment 7.3(c) Buyer’s shareholder loan template

Attachment 7.4.4 Commercial register application regarding the exchange of the general partner

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Table of Definitions

Agreement, 1

Agreement Period, 13

Buyer, 1

Buyer’s Shareholder Loans, 11

Closing, 18

Closing Actions, 16

Closing Conditions, 16

Closing Day, 16

Company, 2

Construction Agreement, 8

Demand of Damages, 23

Deposit, 11

Developer, 8

Direct Paymen, 11

Due Date, 10

Due Diligence, 9

EPC Contract, 8

Escrow Account, 11

Former General Partner, 1

Former General Partner’s shareholder loans, 7

Former Liabilities, 28

Legal Disputes, 22

Liability Cap, 24

Longstop-Date, 34

New General Partner, 1

Notary, 17

Obligation to provide Equity, 29

Partner’s Interests, 7

Purchase Price, 14

PV-Facilities, 8

Recipient, 46

Relevant Claim, 25

Seller, 1

Signing Day, 11

Tax, 39

Taxes, 39

Trust Agreement, 11

Usage Agreements, 8

Warranties, 18

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1	Recitals

1.1

The Company is a limited partnership under German law (Kommanditgesellschaft) with a registered capital contribution and a fixed capital amount according to the capital account (fixed capital) of EUR 100.00, respectively.

1.2	According to the commercial register which is attached hereto as Attachment 1.2 the participation structure (limited liability interest) of the Company is as follows:

Hafteinlage in EUR / Capital Contribution in EUR
100,00

All of the Seller’s limited partner’s interest in the Company will be hereinafter collectively referred to as „Partner’s Interest”.

The sole general partner of the Company is the Former General Partner who does not participate in the capital of the Company except for the Former General Partner’s shareholder loans mentioned hereinafter.

The Former General Partner provides to the Company project-related (subordinated) shareholder loans based on the template attached hereto as Attachment 1.2(b) to the following extent:

•	PV-Facilities "Bantikow" in the amount of EUR 144.068,00 ( "GSD Bantikow" );

•	PV-Facilities "Dossow" in the amount of EUR 58.852,00 ( "GSD Dossow" );

•	PV-Facilities "Bellstedt Abstbessingen" in the amount of EUR 98.353,00 ( "GSD Bellstedt Abstbessingen" );

•	PV-Facilities "Bellstedt Hartmund" in the amount of EUR 208.621,00 ( "GSD Bellstedt Hartmund" )

•	PV-Facilities "Werkstatt Rockstedt" in the amount of EUR 109.867,85 ( "GSD Werkstatt Rockstedt")

•	PV-Facilities "Werkstatt Abstbessingen" in the amount of EUR 249.533,07 ( "GSD Werkstatt Abstbessingen" )

•	PV-Facilities "Renzow" in the amount of EUR 91.893,00 ( "GSD Werkstatt Renzow" )

(together the GSD Bantikow, the GSD Dossow, the GSD Bellstedt Abstbessingen, the GSD Bellstedt Hartmund, the GSD Werkstatt Rockstedt, the GSD Werkstatt Abstbessingen and the GSD Renzow are referred to as the “Former General Partner’s Shareholder Loans”).

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1.3

The Company is entitled under 7 (seven) different Usage Agreements to use specific roof areas for the construction, commissioning and operation of roof-top photovoltaic facilities („PV-Facilities “) pursuant to the description in Attachment 1.3 (“Usage Agreements”).

1.4

The Buyer will incorporate a special purpose company with the purpose to directly or indirectly holding and/or operate PV solar farms in Germany under the legal form of a limited liability company under German Law.

The Buyer shall have the right to set up a Limited Partner (“NewCo”) under German Law, to which it is entitled under this Agreement to transfer all of its rights and obligations hereunder, to purchase the PV-Facilities subject to, and in accordance with, this Agreement, as soon as possible but in any case, prior to the transfer of ownership interest in the respective PV-Facilities from Seller to Buyer and when the NewCo has been set-up and registered, the parties will transfer any rights arising out of or in connection with this Agreement and this Agreement to the NewCo and the NewCo shall assume any obligations of the Buyer resulting out of or in connection with this Agreement. Likewise NewCo shall as debtor step into all agreements entered into in consummation of this Agreement with the Seller and/or the Former General Partner (such as e.g. the Escrow Agreement, commercial register applications as further described in Section 4.2.5 and 4.2.6). Any such transfer and assignment of rights and step-in shall be perfected prior to the EEG-Commissioning of the first PV-Facility. If the transfer, assignment and step-in has not been perfected before the occurrence of EEG-Commissioning of the first PV-Facility, it requires the prior written approval of the Seller and the Former General Partner.

1.5

 In the context of the signing of this Agreement the Company will conclude an EPC contract („EPC Contract”) with Energie Nuove S.r.l. with its business seat in Via Reno 35 CAP 00198 Rome (Italy) (“Developer”) based on the draft attached hereto as Attachment 1.5 (“Construction Agreement”), under which the Developer will erect and commission and transfer to the Company the PV-Facilities on a turn-key basis

1.6

The key metrics and terms set out ,in the final EPC Contract and Operation & Maintenance contracts included as Attachments hereto, must not deviate from the Binding Term Sheet signed 27.09.17 and must be in line with Industry standards. (The English Version of these contracts will be the correct document of reference while the German Version of these Contracts is for courtesy use only).

1.7

 The Buyer intends to purchase the Partners’ Interests pursuant to the terms and conditions of this Agreement while the Seller intends to sell and assign the Partner’s Interests to the Buyer. An acquisition of the shares in the Former General Partner by the Buyer is not subject of this Agreement and this is not intended by the Parties. The Former General Partner shall leave the Company immediately after New General Partner has entered the Company as further set forth in this Agreement.

1.8

Buyer and the Former General Partner concluded a so-called “Binding Term Sheet” with respect to the transaction on 27.09.17. It is attached hereto as Attachment 1.7. The Parties are aware of the fact that subsequent to the conclusion of the Binding Term Sheet the negotiations were continued without this being an implicit extension of the exclusivity or without another obligation of the Parties deriving from it regarding the PV-Facilities. Additionally, the Parties hereto agree and acknowledge that the PSM 60 GmbH & Co. KG referenced in the Binding Term Sheet is no longer the target of the transaction contemplated under the “Binding TermSheet”, the April SPA and this Agreement, but the target is rather the Company (i.e. PSM 20 GmbH & Co. KG).

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On 4.04.2018 the Buyer, the Former General Partner, the Company and Mr. Salvatore Cammilleri, born 19 August 1965, resident at “Im Bollerts 11, 64646 Heppenheim” entered into a Purchase and Transfer Agreement in relation to the sale, transfer and assignment of the Partner´s Interest from Mr. Salvatore Cammilleri (“Former SPA”) attached hereto as Attachment 1.7.a

The Parties hereby wish to fully replace and restate the Former SPA by means of this Agreement. They acknowledge and agree that Mr. Salvatore Cammilleri is, by entering into this Agreement, fully released by any of his obligations and/or liability resulting out of or in connection with the Former SPA (all in the meaning of a contract to the benefit of a third party).

1.9

The Buyer is familiar with projects of this kind and has extensive experience in the acquisition and operation of PV-Facilities. He has conducted an extensive technical, tax, legal and financial Due Diligence based on the information provided in the electronic data room on or before the transfer of ownership of each PV-Facility. The Buyer has not yet had the opportunity to examine and assess in detail the documents provided in the electronic data room (these documents are attached hereto on a DVD as Attachment 1.8, the “Data Room Documents”).

1.10	In the light of the above, the Parties conclude the following Agreement:

2	Sale and Assignment of the Partner’s Interest

2.1

The Seller hereby sells, with the consent of the Former General Partner, its Partner’s Interests including all rights and accessory rights (especially rights to participate in profits and rights in the capital accounts of the Seller held by the Company) in accordance with the terms and conditions of this Agreement with economic effect from the Due Date. The Buyer hereby accepts the sale. Hereby the Former General Partner irrevocably waives its pre-emptive right due to it in accordance with Sec.11 para. 2 of the Company’s Partnership Agreement (Attachment 5.2.5).

2.2

Profits and losses of the Company resulting from a time period until the Due Date shall belong to the Seller. Profits and Losses of the Company from the day following the Due Date, 0:00 hours, shall belong to the Buyer.

2.3

The (economic) Due Date is the closing date, 24:00 hours (“Due Date”).

For the avoidance of doubt, the Buyer agrees or ensures after the replacement of the Former General Partner by the New General Partner that as from the Due Date up until the date of transfer of title of a relevant PV-Facility to the Company in accordance with the EPC Contract, the Company will disburse and pay the EEG remuneration (consisting of the Company’s remuneration under the direct marketing agreement and the market premium) to the Developer.

2.4

The Seller assigns its Partner’s Interests in the Company to the Buyer, with the consent of the Former General Partner, subject to the conditions precedent that (i) the Closing of this Agreement (as defined hereinafter) has occurred and (ii) the Seller’s exit and the Buyer’s entry as limited partner of the Company is registered in the commercial register of the Company by way of special legal succession. The Buyer hereby accepts this conditional assignment.

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2.5

On the Signing Date, the Buyer, the Former General Partner (as well as a notary public chosen by the Seller) shall enter into an Escrow Agreement substantially in the form as attached to this Agreement as Attachment 2.5 (the “Escrow Agreement”). The purpose of the Escrow Agreement is to secure the Buyer’s obligation to contribute capital to the Company in accordance with Section 7.3. Latest within three (3) business days after execution of the Escrow Agreement (email receipt of the last signature to the Escrow Agreement triggering the aforementioned period), the Buyer shall deposit the aggregate of the Individual Contribution Amounts (as defined in Section 7.3), i.e. an amount of EUR 961,187.92 (the “Deposit”) on the account designated in the Escrow Agreement (the “Escrow Account”). The Buyer bears the costs and expenses of the notary public arising out of or in connection with the Escrow Agreement, in particular, costs and expenses for the opening, maintaining, disposing over and closing of the Escrow Account.

The Seller shall be entitled to terminate this Agreement if the Buyer does not pay the Deposit to the Escrow Account (after being reminded by the Seller in an email to do so within three (3) business days upon dispatch of the reminder).

2.6

The Deposit is payable to the Former General Partner pursuant to the terms and conditions of the Escrow Agreement (which in any event take precedence over the terms and conditions of this Agreement) as follows:

In relation to (the first) six (6) PV-Facilities:

•	fifty percent (50%) of the relevant Individual Contribution Amount is payable and can be drawn

	-	once the relevant PV-Facility has been commissioned in accordance with Section 3 No. 30 EEG (i.e. installed on the roof-top in a durable manner, connected to the inverter and is put into operation for the first time, however, without being necessarily grid connected) (the “EEG Commissioning”);

	-	the Seller has submitted to the Buyer a copy of the (online) registration of the relevant PV-Facility in the register of installations (Anlagenregister) filed with the PV notification portal (PV-MeldeportalI) as well as an executed, market standard and regulatory compliant EEG-Commissioning-Certificate substantially in the form as attached to this Agreement as Attachment 2.6(a) (the copy of the aforementioned registration together with the EEG-Commissioning-Certificate hereinafter referred to as (the “EEG Commissioning Certificate”) evidencing EEG Commissioning for the relevant PV-Facility; and

	-	the instruction to release payment of the Individual Contribution Amount pursuant to the Escrow Agreement has been issued to the public notary.

•	fifty percent (50%) of the relevant Individual Contribution Amount is payable and can be drawn

	-	once the relevant PV-Facility is connected to the power grid;

	-	the Seller has submitted to the Buyer an AC completion protocol substantially in the form as attached to this Agreement as Attachment 2.6(b) showing that the relevant PV-Facility has been connected to the power grid(the “Grid Connection Confirmation”) and

	-	the instruction to release payment of the Individual Contribution Amount pursuant to the Escrow Agreement has been issued.

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In relation to the seventh (7th) (and final) PV-Facility:

•	one hundred percent (100%) of the relevant Individual Contribution Amount is payable and can be drawn

	-	once all seven (7) PV-Facilities are connected to the power grid;

	-	the Seller has submitted to the Buyer the Grid Connection Confirmation for all PV-Facilities; and

	-	the instruction to release payment of the Individual Contribution Amount pursuant to the Escrow Agreement has been issued.

The date of issuance of the EEG Commissioning Certificate is referred to herein as the “EEG Commissioning Date”. The date of issuance of the Grid Connection Confirmation is referred to herein as the “Grid Connection Date”.

2.7

The Former General Partner’s Shareholder Loans granted by the Former General Partner on a PV-Facility by PV-Facility basis (cf. Section 1.2 above) as well as (i.e. including) interests at a rate of 0.50% annually shall be repaid by the Company to the Former General Partner as follows:

In relation to the (first) six (6) PV-Facilities:

•		fifty percent (50%) of the relevant shareholder loan amount (including interests) will be paid back

	-	once EEG-Commissioning for the relevant PV-Facility has been achieved; and

	-	the Seller has submitted to the Buyer the EEG Commissioning Certificate.

•	fifty percent (50%) of the relevant shareholder loan amount (including interests) will be paid back

	-	once the relevant PV-Facility is connected to the power grid; and

	-	the Seller has submitted to the Buyer the Grid Connection Confirmation.

In relation to the seventh (7th) (and final) PV-Facility:

•	one hundred percent (100%) of the relevant shareholder loan amount (including interests) will be paid back

	-	once all seven (7) PV-Facilities are connected to the power grid; and

	-	the Seller has submitted to the Buyer the Grid Connection Confirmation.

For this purpose, subject to the occurrence of Closing, the Buyer will bring (and enter with the Company) into with the Company into the Buyer’s Shareholder Loans (as described in more detail in Section 7.3). The Buyer’s Shareholder Loans will be disbursed to the Company as set forth in Section 7.3. At the Buyer’s choice, the repayment of the Former General Partner’s Shareholder Loans (as described above) can – only for the shortening of payments - be effected by way of a direct payment from the Buyer to the Former General Partner in lieu of (and fulfilment) of the Buyer’s obligation to disburse the Buyer’s Shareholder Loans to the Company pursuant to Section 7.3 (the “Direct Payment”).

In any event, the Buyer is deemed to be discharged from its obligation to disburse the Buyer’s Shareholder Loans to the Company (and/or to effect the Direct Payment), if and to the extent disbursement of amounts under the Escrow Agreement have been effected to the benefit of the Former General Partner (i.e. if and to the extent an Individual Contribution Amount has been paid to the Former General Partner pursuant to the Escrow Agreement the payment of such amount shall to such extent be considered in lieu of the Buyer’s obligation to disburse the Buyer’s Shareholder Loan (and/or to effect a Direct Payment) and discharge the Buyer from these obligations).

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The Parties will jointly work towards a clarification in the Loan Agreement for project financing that the required equity investment must only take place project related (i.e. on a PV-Facility by PV-Facility basis subject to the occurrence of the EEG-Commissioning Date).

3	Purchase Price; Due date

3.1

The purchase price for the Partner’s Interests (“Purchase Price XE "Purchase Price" “) is EUR 100.00 (in words: Euro one hundred and zero cent) plus VAT, if applicable by law. The Purchase Price is a fixed price and is not subject to any adjustment.

3.2	During Closing pursuant to Sec. 4, the Purchase Price shall be paid fully and unconditionally to the following bank account of the Seller:

Account holder: [●]

Bank: [●]

IBAN: [●]

BIC: [●]

Purpose: Purchase Price Limited Partner’s

Each reimbursement of the Former General Partner’s Shareholder Loans is to be made to the following Former General Partner’s account:

Account holder: GREENROCK CONSTRUCTION GMBH

Bank:

IBAN:

BIC:

Purpose: Reimbursement of Former General Partner shareholder loan

Hereby the Buyer and the New General Partner consent to the reimbursement of the Former General Partner’s shareholder loans by the Company as a precautionary measure.

4	Closing; Closing Day

4.1	“Closing Day” is the day when all the following conditions to closing (i.e. the perfection of the sale transfer of the Partner´s Intent) have occurred (“Closing Conditions”):

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14.1.1	The financing bank has given its consent for the transfer of the Partner’s interest to the Buyer and/or NewCo;

4.1.1a	The financing bank has consented to the repayment of the Former General Partner’s Shareholder Loans and the entering into the Buyer’s Shareholder Loans by the Company;

14.1.2	Regarding at least one PV-Facility the EEG Commissioning has occurred; this condition being satisfied upon submission of the EEG-Commissioning Certificate from the Seller to the Buyer;

14.1.3	All representations and warranties shall be true and correct in all material respects, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it;

14.1.4	All formal Due Diligence has been carried out and the results of such Due Diligence are satisfactory to Buyer, in Buyer’s sole discretion.

4.2	On Closing Day, the Seller and the Buyer as well as the Former General Partner will execute the following actions (the “Closing Actions XE "Closing Actions" “) in the order as follows:

4.2.1	Remains blank.

4.2.2	The Buyer pays the Purchase Price in accordance with the terms and conditions of this Agreement and the Seller acknowledges due receipt of the Purchase Price in writing;

4.2.3

Conclusion of the Buyer’s Shareholder Loans according to Sec. 7.3 of this Agreement; provided, however, these will only have to be paid out in accordance with Sections 2.7, 3.3 and 7.3 on a PV-Facility by PV-Facility basis. In other words, this Section 4.2.3 should not be misread so as to state that all shareholder loans are to be fully disbursed upon Closing;

4.2.4

The Company or (at the Buyer’s option) the Buyer reimburses by means of a Direct Payment the Former General Partner according to Sec. 3.3 for the Former General Partner’s Shareholder Loans for the respective PV-Facilities, to the extent EEG Commissioning occurred on or before the Closing Date.

4.2.5

The Buyer and the Seller have to instruct the notary public Dr. Markus Riemenschneider, Munich (“Notary”), to submit the notarised commercial register application to the commercial register executed by the Parties in accordance with the form attached hereto as Attachment 4.2.5 on Closing Day (accompanied by all required proof of representation forms relating to the Buyer), once the Seller has confirmed receipt of full payment of the Purchase Price in accordance with this Agreement to the Notary in written or text form.

4.2.6

The Parties deposit a notarised commercial register application, including any required proof of representation forms, based on the template attached hereto as Attachment 7.4.4 regarding the entry of the New General Partner into the Company and the exit of the Former General Partner from the Company. The Parties will arrange and conclude a respective escrow agreement with the Notary according to the form attached hereto as Attachment 4.2.6.

4.2.7

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4.3	“Closing” under this Agreement has occurred if all Closing Actions have been fulfilled as required under this Agreement.

4.4

Upon the occurrence of all Closing Conditions and when all closing actions have been made, the Parties will sign a closing confirmation according to the form which is attached hereto as Attachment 4.4.

5	Warranty of the Seller

5.1	General remarks

5.1.1

The Seller guarantees by way of an independent warranty within the meaning of Sec. 311 BGB and specified in Sec. 5 and Sec. 6 of this Agreement, which are integral parts of this warranty, and which define the content and scope of the obligation established by the warranty within the meaning of Sec. 276 para. 1 sentence 1 BGB that the particulars and statements under Sec. 5.2 through Sec. 5.3 („Warranties “) are correct and complete on Signing Day and the Closing Day and, if such Warranties are granted at Signing Day, only at Signing Day. For the avoidance of doubt, it is agreed that the Warranties are not deemed as agreements of quality within the meaning of Sec. 434 para. 1 BGB nor as guarantees of quality within the meaning of Sec. 443, 444 BGB.

5.1.2

The content and scope of each Warranty and the legal consequences of an incorrectness of a Warranty shall be exclusively defined by the provisions of this Agreement. Any other claims by the Buyer regarding incorrectness of Warranties against the Seller (as well as any limitation to the Seller’s liability), not explicitly mentioned in this Agreement, are excluded, irrespective of their legal nature and origin. This particularly applies to the Buyer’s claims of specific performance (Sec. 437 and Sec. 439 BGB), reduction (Sec. 437 no. 2, Sec. 441 BGB), withdrawal (Sec. 437 no. 2, Sec. 440 BGB), rescission on the grounds of mistake (Sec. 119, 120 BGB), adaption due to interference with the basis of the transaction (Sec. 313 BGB) and faults arising during conclusion of the Agreement (Sec. 311 para. 2, Sec. 280 para. 2 BGB). The Buyer’s claims due to gross negligence, malicious acts or intentional deception by the Seller remain unaffected.

5.2	Legal Matters of the Company

5.2.1

Capital contributions (both registered capital contribution and fixed capital amount) to the Partner’s Interest have been paid in full, any repayments or withdrawals will be disclosed to the Buyer in the relevant section of the Data Room Documents, who agrees to take over the currently balanced losses carried forward and the clearing accounts; furthermore, the capital contributions have not been paid back (publically or disclosed).

5.2.2

The Partner’s Interest has been issued validly. The Seller is the unconditional legal and commercial holder of the respective Partner’s Interest and the Seller is able to dispose of it without any restrictions, except for the pre-emptive right of the Former General Partner according to Sec.11 para. 2 of the Company’s Partnership Agreement. The Partner’s Interest is not burdened by any third party rights, subject to the burden of Sec. 7.6.

5.2.3	The Company does not hold other participations in other companies and did not do so in the past either. The Company is not obliged to acquire participations in other companies.

5.2.4

There are no silent partnerships or other participatory rights regarding the Company’s profit or equity and no entitlements to obtain such participations or rights. The Former General Partner explicitly confirms that no such rights or claims according to sentence 1, exist. For avoidance of doubt: The Former General Partner’s shareholder loans and the repayment claim of the Former General Partner’s shareholder loans are not deemed claims according to Sec. 5.2.4.

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5.2.5	Attachment 5.2.5 contains the Company’s current Partnership Agreement.

5.2.6

The Company has no liabilities except as set out in the Data Room and is not over-indebted or unable to pay current obligations, and there are no facts or circumstances that require the Company to file for the initiation of insolvency proceedings. The initiation of insolvency proceedings or similar proceedings has never been requested, neither by the Company itself, nor, to the Best Knowledge of the Seller, by a third party. The Company has never been subject of an insolvency proceeding or liquidation. The Company has no liabilities except as set out in the relevant section of the Data Room Documents.

5.3	Operational Matters of the Company

5.3.1

The Company does not own further substantial assets except for the respective PV-Facilities that become the Company’s property on the day of acceptancein accordance with the EPC Contract and has no further business activities except for the (planned) operation of the PV-Facilities. The Company has lawfully obtained and holds all the permits, licenses, authorisations and agreements (however named) which are necessary for the construction, connection to the grid, commercial exploitation and maintenance of the PV-Facilities for a 20 year period.

The Company has always been managed in compliance with the applicable laws and regulations.

5.3.2

The Company does not own any real estate, except for the use rights secured through the agreements included in the relevant section of the Data Room Documents, which are sufficient for the construction, connection to the grid, commercial exploitation and maintenance of the PV-Facilities for a 20 year period.

5.3.3

The Company does not currently employ and has never employed any employees (salaried, freelance or other) and there is no person who can claim anything against the Company on the basis of any current or past work relationship (however qualified).

5.3.4

All information supplied or disclosed in the electronic data room to the Buyer and/or its advisers by the Seller and/or its advisers prior to Signing Day (Attachment 1.8) are, to the Best Knowledge of the Seller, substantially showing the complete business activity of the Company. To the Best Knowledge of the Seller, no details or information which the Buyer should know about on the Signing Day in order to evaluate the Company and the Partner’s Interest as well as the Purchase Price and the capital contribution obligation (Sec.7.3), or in general the conditions and prospects of the Company, have been concealed or otherwise omitted.

5.3.5

On the Signing Day, there are no disputes or other judicial, arbitral or regulatory proceedings including (preliminary) proceedings by public prosecution (“Legal Disputes”) in which the Company or its bodies are either directly or indirectly involved or which could, in some other manner, lead to a liability or other obligation (including by way of a third party recourse), nor are there any Legal Disputes pending, nor to the Best Knowledge of the Seller, instituted or threatened.

5.4

The documents and information provided by the Seller in Attachment 1.8 correspond with the latest state of the project development of the PV-Facilities and, to the Best Knowledge of the Seller, do not contain any misleading information.

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6	Liability of the Seller

6.1

If one of the Warranties provided in Sec. 5 is incorrect in whole or part, the Seller has to compensate the Buyer for damages to be paid in cash in accordance with this Sec. 6. The Buyer will inform the Seller promptly after becoming aware of the breach of any warranty or any other obligation by written declaration, which shall name the act of infringement and the estimated amount of damage (“Demand of Damages”).

6.2	The Buyer shall have no claim against the Seller from or in the context of Sec. 5, 6 and 7 of this Agreement (i.e. those claims do not exist) if and to the extent

6.2.1

the damages of the Buyer are covered by claims against third parties, including insurances, or by claims of the Company against third parties, including claims arising from the EPC Contract related to the Warranty case based on which the Buyer pursues its claim if according payments have been received by the Company or the Buyer. If the damages are covered by claims against third parties, the Buyer has to pursue the claim extrajudicial vis-à-vis the third party and substantiate that the third party completely or partially declined the claim before the Buyer may pursue an admissible claim against the Seller;

6.2.2

if the Seller places the Buyer in such position as the Buyer would have been in, if the Warranty had been correct within a reasonable period of time after the receipt of the Demand of Damages (in any case not exceeding 40 days);

6.2.3	the Buyer or the Company benefits from the damaging event, or

6.2.4

the liability of the Seller arising out of the facts of the case related to the Due Diligence was disclosed in a way that the Buyer had knowledge of the liability claim or did not have this knowledge due to gross negligence, or

6.2.5

the damage of the Buyer or of the Company is caused by contributory negligence by the Buyer in accordance with Sec. 254 BGB; for avoidance of doubt: the limitation of liability in favour of the Seller applies only as far as the substantiated contributory negligence of the Buyer.

6.3

The liability of the Seller for breaches of Warranties according to Sec. 5.2 is altogether limited to the amount of financial contributions by the Buyer according to Sec. 7.3 (EUR 961.187,92); likewise the liability of the Seller arising out of or in connection with this Agreement and irrespective of its legal grounds is altogether limited to the amount of financial contributions by the Buyer according to Sec. 7.3 (EUR 961.187,92) (“Liability Cap”).

6.4	[Intentionally left blank].

6.5

Liability limits (including the Liability Cap) do not apply for gross negligence, fraudulent intent and wilful misconduct and not for events which relate to fatalities, physical injuries or damage to health.

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6.6

The claims of the Buyer in accordance with Sec. 5, 6, 7.1 and 7.2 can only be asserted, if there is a guarantee claim or a claim and the individual claim or the amount of the individual claims which are based on the same facts of the case or on the same misconduct does or do not exceed the amount of EUR 5.000,00 (“Relevant Claim”) and the sum of Relevant Claims does not exceed the amount of EUR 10.000,00. For avoidance of doubt: If claims exceed the amount of EUR 5.000,00, the whole claim can be asserted from the first Euro (provided that there are collectively claims of more than EUR 10,000.00).

6.7

For the calculation of damages Sec. 249 et seq. BGB are applicable, whereby possible depreciations of the Company, consequential damages and indirect damages (especially: loss of profit, opportunity costs and internal costs and expenses/disbursals for the Company or the Buyer) are not included. Possible multiples or IRR-calculations which are decisive for the evaluation of the Company are not to be taken into account for the calculation of damages. For avoidance of doubt: lost feed-in remunerations according to the EPC Contract, deducting direct marketing costs, are not deemed consequential damages according to Sec. 6, if and to the extent those are caused by the Warranty case in accordance with Sec. 5, and are therefore indemnifiable by the Seller.

6.8

The Parties and the Developer have agreed on a uniform liability system in terms of risk mitigation for the Seller and the Developer. Thus, it is agreed upon that the Seller is only liable for Warranty claims under this Agreement (except for the Warranties in Sec. 5.2), if and to the extent those are not already satisfied by the warranty terms in the EPC Contract (there Sec.12) (no double dip). Furthermore, it is the common understanding that the Liability Cap and the maximum amount mentioned in Sec. 12 of the EPC Contract are not cumulative but rather the total liability amount according to Sec. 6.5 is available once in total and both for claims of the Company arising from the EPC Contract and for claims of the Buyer arising from this Agreement. Hence a satisfied claim under the EPC Contract reduces the Liability Cap; and vice versa, a satisfied claim under this Agreement reduces the maximum amount mentioned in Sec. 12 of the EPC Contract. The Liability Cap reduces in accordance with the reduced enterprise value if a PV-Facility is not transferred until the Longstop-Date and an adjustment is made to the remuneration according to the EPC Contract.

6.9

Claims of the Buyer under Sec. 5.2 of this Agreement are time barred upon expiration of a period of 5 (five) years after the Closing Day. All other claims of the Buyer under this Agreement are time barred upon expiration of a period of 2 (two) years after the Closing Day unless expressly stipulated otherwise under this Agreement. Sec. 203 BGB is expressly excluded.

6.10

If any third party asserts a claim against the Company which may result in any liability for the inaccuracy of any Warranty, the Buyer shall grant the Seller the opportunity to participate in the defence. The Buyer shall instruct the Company to conduct the defence against the third party claim in accordance with the instructions of the Seller at its own costs; in particular, a lawyer or law firm, appointed by the Seller, is to be assigned. In no event shall the Buyer permit such third party claim to be acknowledged or settled without the Seller’s prior consent (which shall not be unreasonably withheld). The Buyer will provide to the Seller and its representatives all documents and information necessary for the support and defence. If the Buyer does not meet its obligations under this Sec. 6.11, the Buyer is excluded with claims arising from the respective breach of Warranty unless it proves that the defence remains intact despite the default.

6.11	Payments of the Seller in accordance with Sec. 6 are to be considered in the relationship between Buyer and (the) Seller as a reduction of the Purchase Price.

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7	Indemnifications; Further Obligations of the Parties

7.1

Indemnification re Former Liabilities. The Seller will indemnify the Buyer, as the case may be, for these obligations and any and all costs and damages arising in connection with such obligations to the extent that after the Due Date the Buyer will be held liable for former liabilities of the Company; “Former Liabilities” within the meaning of this provision are any and all obligations of the Company vis-á-vis the Parties or any (public or private) third party, irrespective of their reason, already due or not, conditional or unconditional, which have been completely reasoned before the Due Date (i.e. the claim came into existence on or before the Due Date), except for those obligations arising under or in connection with this Agreement or of disclosed agreements within the scope of the Due Diligence in accordance with Sec. 5.3.4 and 6.3.4, especially but not limited to the usage agreements, loan agreement, the EPC Contract, the insurance policies, direct marketing agreements for the PV-Facilities and other agreements that are directly connected to the erection and commissioning of the PV-Facilities (e.g. grid connection agreement - if required) and further provided that the Former Liabilities cannot be settled by means of the funds being made available under the Loan Agreement. For the avoidance of doubt: Former Liabilities also include such obligations that are to be discharged by the Developer under the EPC Contract. The aforementioned indemnity claim shall not become time-barred within three (3) months after the Buyer has been held liable or has been informed about the (alleged) claims against the Company in written form, but in any event they become time barred after the expiration of a period of two (2) years after Closing Day.

7.2

The New General Partner holds the Former General Partner and the Seller harmless against the costs and damages of all claims (especially against the run-off liability in accordance with or on the basis of Sec. 160 HGB) regarding such obligations concerning which the facts of the case completely occurred after the replacement of the general partner (Sec. 7.4) (i.e. the claim existed).

7.3

Equity Contribution and Shareholder Loans. The Company has received a finance confirmation relating to the project finance from the Sparkasse Leipzig and has concluded on [●] 2017 a loan agreement (attached as Attachment 7.3(a)) (the “Loan Agreement”)..

The Buyer shall be obliged vis-à-vis the Seller and the Company, to contribute equity to the Company up to an amount of EUR 961,187,92 in total (the “Obligation to contribute Equity”). The Obligation to contribute is calculated on a PV-Facility by PV-Facility basis, i.e. individual contribution amounts being fixed for each PV-Facility as further specified in Attachment 7.3 (b) (each such individual amount an “Individual Contribution Amount”).

To fulfil its Obligation to contribute Equity, the Buyer will, subject to the occurrence of Closing, enter with the Company into its own subordinated Shareholder Loans with the Company substantially in the form as attached hereto as Attachment 7.3 (the “Buyer’s Shareholder Loans”). For mere clarification purposes: If and to the extent a disbursement is made under a Buyer’s Shareholder Loan, such disbursement will be considered as discharging the Buyer in the same amount from its Obligation to contribute Equity.

The Buyer’s Shareholder Loans shall be disbursed and become payable to as follows:

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In relation to the (first) six (6) PV-Facilities:

	•	fifty percent (50%) of the relevant loan amount (such amount corresponding to fifty percent (50%) of the Individual Contribution Amount) is to be paid to the Company

		-	once EEG-Commissioning for the relevant PV-Facility has been achieved; and

		-	the Seller has submitted to the Buyer the EEG Commissioning Certificate.

	•	fifty percent (50%) of the relevant loan amount (such amount corresponding to fifty percent (50%) of the Individual Contribution Amount) is to be paid to the Company

		-	once the relevant PV-Facility is connected to the power grid; and

		-	the Seller has submitted to the Buyer the Grid Connection Confirmation.

In relation to the seventh (7th) (and final) PV-Facility:

	•	one hundred percent (100%) of the relevant loan amount (such amount corresponding to hundred percent (100%) of the Individual Contribution Amount) is to be paid to the Company

		-	once all seven (7) PV-Facilities are connected to the power grid; and

		-	the Seller has submitted to the Buyer the Grid Connection Confirmation.

In any event, the Buyer is deemed to be discharged from its obligation to disburse the Buyer’s Shareholder Loans to the Company (and/or from its Obligation to contribute Equity), if and to the extent disbursement of amounts under the Escrow Agreement have been effected to the benefit of the Former General Partner (i.e. if and to the extent an Individual Contribution Amount has been paid to the Former General Partner pursuant to the Escrow Agreement the payment such amount shall to such extent be considered in lieu of the Buyer’s obligation to disburse the Buyer’s Shareholder Loan (and/or its Obligation to contribute Equity) and discharge the Buyer from these obligations.

The Buyer indemnifies the Seller and the Former General Partner and the Company from all claims arising from or in connection with the Former General Partner’s Shareholder Loans which were replaced by the Buyer and/or claims arising out of or in connection with the Buyer’s Shareholder Loans without prejudice to the regulation in Section.

7.3.1	[not used]

7.3.2	[not used]

7.3.3	[not used]

7.3.4	[not used]

7.3.5	[not used]

7.4

Exchange of Former General Partner. The Parties agree that the Former General Partner, to ensure development and construction of the PV-Facilities and the coordination of the project finance for the construction with the financing bank, shall be replaced by the New General Partner, subject to the condition precedent that 7 (seven) PV Facilities are commissioned, grid connected and acceptance in accordance with the EPC Contract has taken place, the Obligation to provide Equity is fulfilled, and the Former General Partner’s Shareholder Loans are reimbursed in accordance with this Agreement.

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7.4.1

The New General Partner enters the Company as a general partner not holding an equity interest with the consent of the other Parties and of the other limited partners as from the date stated in the condition precedent in Sec. 7.4.

7.4.2

The Former General Partner exits from the Company with the consent of the other Parties as a general partner not holding an equity interest subject to the condition precedent that the New General Partner enters effectively.

7.4.3	As the Former General Partner does not have a stake in the assets, no compensation is granted.

7.4.4

The Parties sign and deposit with the Notary the commercial register application which is attached hereto as Attachment 7.4.4 regarding the entry of the New General Partner and the exit of the Former General Partner on the Closing Day. The Parties are obligated to instruct the Notary to submit the commercial register application in writing without delay after occurrence of the condition precedent mentioned in Sec. 7.4.

7.4.5	The Seller is obligated to obtain permission from the financing bank regarding the replacement of the Former General Partner prior to the EEG Commissioning of the last of the PV-Facilities.

7.5

The Seller has a claim against the Company from the EPC Contract for reassignment of the usage agreements for those PV-Facilities regarding which the commissioning in accordance with the EPC Contract cannot be achieved until 28.11.2018 (“Longstop-Date”) as specified in the EPC Contract. The Buyer is obligated to ensure that the usage agreements for those PV-Facilities regarding which the commissioning cannot be achieved in accordance with the EPC Contract until the Longstop-Date will be reassigned by the company within a time period of four (4) weeks to the Seller or a third party named by the Seller.

7.6	[not used]

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8	Transition of the Company

8.1

The Parties shall cooperate in an acceptable manner to affect the transfer of the Partner’s Interest in a timely manner and to execute this Agreement in its totality. Especially, they shall procure that their affiliated companies issue all declarations and carry out all legal acts required for the complete Closing of this Agreement.

8.2

In addition, the Parties are obliged to provide each other with any information and to participate in all transactions and legal acts that are necessary to execute this Agreement. The Seller and the Former General Partner are obliged and undertake to provide the Buyer with any and all information on company matters upon the Buyer’s request, provided however that it has consideration for the operational processes of the Company. The Seller and the Former General Partner ensure that the Buyer and/or their commissioned third parties have the opportunity to participate at appointments (e.g. acceptance of performance) for the construction of the PV-Facilities and are informed about it in due time in writing (or in the form of text). The Former General Partner is obligated to hand over to the Buyer and/or (at the Buyer’s option) the New General Partner any and all business documentation of the Company (especially, but not limited to, contractual documents, human resources documentation and all the accounts related documents), unless statutory archiving obligations have not already expired and such documentation is not yet within the Company’s or the New General Partner’s possession on the day of the exchange of the general partner (Sec. 7.4).

8.3

The Seller and the Former General Partner ensure that the business is carried forward according to the ordinary rules of business conduct and essentially in the same way with the objective of the commissioning and transfer of the PV-Facilities in accordance with the EPC Contract until effective date of the in rem transfer of the Partner’s Interest to the Buyer or until the end of the day on which the New General Partner enters the Company and the Former General partner exits. The Seller and the Former General Partner also ensure that subject to statutory regulations the following measures will be forborne without prior agreement or instruction by the Buyer (at least in the form of text) within the aforementioned time periods (the “Covenants”):

8.3.1	withdrawals;

8.3.2	amendments to the partnership agreement;

8.3.3	reorganisation of the Company;

8.3.4	amendments, extensions or restrictions of the Company’s business activity;

8.3.5	acceptance of performance of the PV-Facilities according to the EPC Contract;

8.3.6	termination and amendment of the EPC Contract;

8.3.7	termination and amendment of the loan agreement attached hereto as Attachment 7.3(a) and the Usage Agreements described in Attachment 1.3(a);

8.3.8	conclusion, termination and amendment of the yet to be concluded direct marketing and O&M agreement and the insurance policies for the PV-Facilities and the Company;

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8.3.9

conclusion and amendment of agreements that increase the Company’s payment obligations during the operation of the PV-Facilities (including but not limited to: Usage Agreements, direct marketing and O&M agreement and insurance policies) of the operations costs of each PV-Facility (as defined by the EPC Contract) and of the respective Attachment 27 of the EPC Contract by more than EUR 100 per calendar year or more than EUR 5,000 over a 20 year period, unless such payment obligations or cost increases or to be covered by the Developer under the EPC Contract;

8.3.10

every activity that exceeds the ordinary course of business of the Company and is obviously not in connection with the construction, commissioning according to the EPC Contract or the acceptance of performance of the PV-Facilities and/or substantially impacts the subsidy payments granted according to the EEG;

The Buyer is obligated to give its consent to activities beyond the ordinary course of business if and to the extent the measure promotes the commissioning of the PV-Facilities according to the EPC Contract until the Longstop-Date and/or ensures the current business and if any additional costs arising from it are covered to the maximum amount of the construction costs (including the financing costs) and the current operation costs in the EPC Contract, i.e. do not lead to additional costs for the Buyer if the Buyer does not give its consent.

Sec. 6.3, 6.4 to 6.12 apply accordingly for clarification purposes.

The Former General Partner and the Buyer will enter into a side letter agreement on the basis of which the managing director of the General Partner will undertake to comply with the Covenants set forth in this Agreement.

18.4

Likewise, after the Closing Date the Buyer in its capacity as new limited partner of the Company will up until the 7th (and last) PV-Facility being grid connected (as evidenced by the Grid Connection Confirmation) not without the prior written approval of the Seller and the General Partner

18.4.1	Dispose over the Partners’ Interests (e.g. selling, transferring or assing those to the third parties other than to the NewCo)

18.4.2	Re-organize, re-structure or dissolve the Company,

18.4.3	amend, extend or restrict the Company´s business activity,

18.4.4	incurr (on behalf and on account of the Company) or enter into any business transactions of the Company (except for those relevant for its ordinary course of business).

9	Taxes and Duties; Cooperation in Tax Matters

9.1

In this Agreement “Tax” /“Taxes” shall mean (a) any and all Tax including additional charges within the meaning of Sec. 3 of the German Tax Code as well as equivalent Tax and additional charges under the laws of any other jurisdiction as well as any and all domestic and foreign charges, customs duties, levies of any kind including social security contributions as well as public law dues and public impositions, (b) any and all payments made as obligor of a Tax (and (c) any and all payments due to Tax indemnifications.

9.2	The Seller shall indemnify and hold harmless the Buyer or, at the election of the Buyer, the Company, from and against:

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9.2.1

any Taxes unpaid which have been or will be imposed on the Company which are attributable to the period up to and including the Due Date, or which result from activities occurring on or before the Due Date;

9.2.2	any liability of the Company for any Tax debt which are attributable to the period up to and including the Due Date;

9.2.3	any Tax charges as well as other expenses of the Company or the Buyer which arise as a result of facts which form the base of a claim under this Sec. 9.2.1 or Sec. 9.2.2.

9.3

Any claims for Tax refunds of the Company attributable to the period up to and including the Due Date are due to the Seller and shall be refunded to the Seller by the Buyer after the Tax refund has been received by the Company.

9.4

If the sale or transfer of the Partner´s Interest leads to an increase of taxable trade income which cannot be offset against the Company´s trade tax losses carried-forward (on the basis of an as-if assessment whereby the date of the taxable sale or transfer shall be deemed to be the end date for both the profit determination period (Gewinnermittlungszeitraum such that losses accruing thereafter shall not be taken into account) and the trade tax assessment period (Erhebungszeitraum)), the Seller shall indemnify and hold harmless the Buyer, or at Buyer´s request, the Company, from and against any and all trade tax burden resulting from such taxable sale or transfer so assessed. .

9.5

In case and to the extend the Partners’ Interests are affected by a Tax field audit, the Buyer shall grant the Seller and its representatives that are obliged to maintain professional confidentiality the opportunity to participate in the Tax field audit. The Buyer shall immediately inform a representative named by the Seller about the beginning of a tax audit and provide the representative with copies of the essential documents; the same shall apply in the event of receiving onerous administrative acts. The Seller can demand the Buyer to file appeals and apply for a suspension of enforcement at the expense of the Seller. If the Buyer fails to inform the Seller immediately and, therefore, an appeal cannot be filed in time, the Seller shall not be liable under Sec. 9 to the extent that the appeal would have been successful.

9.6

Any claims of the Buyer pursuant this Sec. 9 shall be paid by the Seller on request of the Buyer as soon as the relevant Tax is due for payment. This does not apply if and to the extent to which suspension of enforcement has been granted in connection with an appeal. In this case the respective taxes including additional charges have to be settled upon termination of the suspension of enforcement.

9.7

Any claims of the Buyer pursuant this Sec. 9 shall become time-barred upon the expiration of a period of six (6) months after the date on which the relevant tax assessment notice has become final and non-appealable. The same applies to any claims of the Seller pursuant to Sec. 9.3.

9.8	Payments of the Seller in accordance with this Sec. 9 are to be considered in the relationship between the Buyer and the Seller as a reduction of the Purchase Price.

9.9	The provisions on Liability of the Seller pursuant Sec. 6.2 of this Agreement shall apply to this Sec. 9.

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10	Notices; Costs

10.1

All notices and other communications under this Agreement shall be made in writing in the German language and delivered by mail or courier or by telefax to the persons at the addresses set forth below:

10.2	Each Party may designate another person or address by giving two (2) weeks prior written notice to the other Party in the manner as set out in Sec. 10.1.

10.3

Any transfer taxes and fees arising in connection with this Agreement and the implementation of the transactions contemplated hereby shall be borne by the Buyer. Each Party shall pay its own expenses, including the fees of its advisors, incurred in connection with this Agreement.

11	Confidentiality

11.1

Each Party shall keep confidential and not disclose to any third party the content of this Agreement and any business and trade secrets and other confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party. Any press releases and other communication in connection with this Agreement shall require the prior consent of the respective other Party. The Seller shall also keep confidential any business and trade secrets and other confidential information regarding the Company and not disclose to any third party without the prior consent of the Buyer.

11.2

The provisions above shall not apply to the extent that a Party is obliged to disclosure in order to comply with applicable law, an enforceable order of a court or public authority or the rules and regulations of any stock exchange. The relevant Party shall, however, to the extent legally permissible and practicable, notify the other Party thereof in advance and seek to agree with it upon the content of the information.

12	Final provisions

12.1	Only a claim which is undisputed or recognized by Arbitral Award or decision of any ordinary court of law may be set-off against any claim under this Agreement.

12.2

This Agreement and any rights and claims under this Agreement shall only be transferred by any Party to any other person with the prior written consent of the other Party, except for transfers and assignments by the Buyer to banks and financial institutions in connection with the financing of the transactions contemplated in this Agreement and to any of the current and future shareholder(s) of the Buyer.

12.3

This Agreement supersedes all prior negotiations, agreements or other contractual relationships between the Seller and the Buyer concerning any subject matter of this Agreement, in particular, but not limited to, the Binding Term Sheet, dated 27.09.17 and the Former SPA.

12.4

This Agreement shall be governed by and construed in accordance with the laws of Germany excluding conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods, unless the application of foreign law is compulsory.

12.5	Conclusion of this Agreement

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12.5.1

Except for Sec. 2.5 and this Sec, 12.5 which are valid and unconditionally binding as of the Singing Date, the validity of this Agreement is subject to the following conditions precedent:

•             Payment of the Deposit to the Escrow Account by the Buyer not later than [15] June 2018.

12.5.2

The conditions precedent are deemed to have occurred after the fruitless expiration of the payment period of Sec. 12.5.1 and every Party is entitled to withdraw from this Agreement by a prior declaration in the form of text to the respective other Party without prior notice. The Buyer and the New General Partner on the one hand and the Seller, the Former General Partner, the Company and Greenrock on the other hand are only able to withdraw from the Agreement jointly. The Parties may choose to conclude this Agreement by an exchange of, by each Party respectively, signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

12.5.3	If the Parties choose to conclude this Agreement pursuant to Sec. 12.5.2 above, they will transmit the signed signature page(s) of this Agreement to GreenRock Energy UG (haftungsbeschränkt) Walther Rathenau Straße 2464646 Heppenheim, kofler@greenrock.energy (“Recipient”). The Agreement will be considered signed once the Recipient has received the signed signature page(s) (Zugang der Unterschriftenseite(n)) from all Parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication). The Recipient is obligated to inform the Parties to this Agreement about the signing stating the Signing Day immediately after the receipt of all signature pages.

12.5.4

For the purposes of this Sec. 3 only, the Parties appoint the Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all Parties. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the signing authority of the signatories and the conformity to the authentic original(s) of the signature page(s).

12.6

Any amendment or supplement to this Agreement and any waiver of a right hereunder must be made by written instrument executed by the Parties or in a form compliant with the form requirements under Sec. 12.5.2 and explicitly referring to this Agreement, unless a stricter form is required by law.

12.7

Should any provision of this Agreement be or become, partly or in total, invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The same shall apply if the Parties have, unintentionally, failed to address a certain matter in this Agreement. The invalid or unenforceable provision or the missing matter shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to what the Parties, in the light of the economic intent and purpose of this Agreement, would have agreed upon if they had considered the matter. The same shall apply if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed upon which comes as close as possible to the stipulated time period or performance.

12.8

This Agreement is executed in English language and completed by a German convenience translation. Terms to which a German term has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation. Only the English version is binding.

12.9	Place of jurisdiction is Frankfurt am Main, Germany.

Unterschriftenseite folgt / Signature page follows

23

Unterschriften Seite / Signature page

Kauf- und Abtretungsvertrag / Purchase and Transfer Agreement
PSM 20 GmbH & Co. KG

Ort/Datum	Unterschrift(en) Vertretungsberechtigte Person(en) Verkäufer
Place/Date	Signature(s) authorised person(s) Seller

Ort/Datum	Unterschrift(en) Vertretungsberechtigte Person(en) Käuferin
Place/Date	Signature(s) authorised person(s) Buyer

New York, NY / June 7, 2018 Power Clouds Inc.

By: Vincent Browne, CEO

Ort/Datum	Unterschrift(en) Vertretungsberechtigte Person(en) Altkomplementärin
Place/Date	Signature(s) authorised person(s) Former General Partner

Ort/Datum	Unterschrift(en) Vertretungsberechtigte Person(en) Neukomplementärin
Place/Date	Signature(s) authorised person(s) New General Partner

New York, NY / June 7, 2018 Power Clouds Inc.

By: Vincent Browne, CEO

Ort/Datum	Unterschrift(en) Vertretungsberechtigte Person(en) Gesellschaft
Place/Date	Signature(s) authorised person(s) Company

Ort/Datum	Unterschrift(en) Vertretungsberechtigte Person(en) Greenrock
Place/Date	Signature(s) authorised person(s) Greenrock

Ort/Datum	Unterschrift(en) Vertretungsberechtigte Person(en) Salvatore Cammilleri
Place/Date	Signature(s) authorised person(s) Salvatore Cammilleri, former limited partner

24